Exhibit 99.1

                   SMITH-MIDLAND CORPORATION DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS



                  Midland, Virginia, January 23, 2003 -- The Board of Directors of Smith-Midland Corporation (OTC Bulletin Board: SMID; Boston Stock Exchange:
SMM) declared at their meeting on January 21, 2003, a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Smith-Midland Corporation common stock.

                  Rodney I. Smith, Chairman Chief Executive Officer and President and President of Smith-Midland Corporation, stated: "The Rights are designed to assure that all of Smith-Midland's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of Smith-Midland without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat."

                  The Rights are intended to enable all Smith-Midland stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

                  The Rights will be exercisable only if a person or group acquires 15% or more of Smith-Midland's common stock or commences a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle stockholders to buy one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $8.00.

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                  If a person or group acquires 15% or more of Smith-Midland's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Smith-Midland's common shares having a market value of twice such price. In addition, if Smith-Midland is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

                  Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one-tenth of one cent per Right at the option of the Board of Directors.

                  The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

                  The Board was unanimous in its business judgment that Rodney
I. Smith, Chairman, Chief Executive Officer and President of the Company, would not engage in any transactions that would be to the disadvantage of stockholders and that, if any other third party were to seek to pursue such transactions, the best interests of stockholders would be served if the Rights were not triggered by Mr. Smith's ownership or acquisition of Company stock. Consequently, neither Mr. Smith's ownership, nor his further acquisition of Company securities, will cause the Rights to become exercisable or non-redeemable or will trigger the other features of the Rights.


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                  The dividend distribution will be made on February 11, 2003, payable to stockholders of record on that date, and is not taxable to stockholders. The Rights will expire on January 20, 2013.

                  Smith-Midland develops, manufactures, licenses, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries. Smith-Midland has two manufacturing facilities located in Midland, Virginia, and Reidsville, North Carolina. Easi-Set Industries, a wholly-owned subsidiary of Smith-Midland Corporation, licenses Smith-Midland developed products throughout North America and in Europe and South America. Easi-Set Industries currently has 30 precast concrete product licensees worldwide.

                  This announcement contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.